UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8 REGISTRATION STATEMENT NO. 333-116685
FORM S-8 REGISTRATION STATEMENT NO. 333-126980

TRINITY CAPITAL CORPORATION
 (Exact name of registrant as specified in its charter)

New Mexico	85-0242376
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1200 Trinity Drive
Los Alamos, New Mexico 87544
(505) 622-5171
(Address and telephone number, including area code, of principal executive offices)

Trinity Capital Corporation 1998 Stock Option Plan
 Trinity Capital Corporation 2005 Stock Incentive Plan
Trinity Capital Corporation 2005 Deferred Income Plan
(Full title of the plans)

John S. Gulas
President and Chief Executive Officer
Trinity Capital Corporation
1200 Trinity Drive
Los Alamos, New Mexico 87544
(505) 622-5171
 (Name, address, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of "accelerated filer," "large accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Emerging growth company	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

DEREGISTRATION OF UNSOLD SHARES
Trinity Capital Corporation, a New Mexico corporation (the "Company"), is filing this post-effective amendment ("Post-Effective Amendment No. 1") to the following registration statements (each, a "Registration Statement," and collectively, the "Registration Statements") filed by the Company with the Securities and Exchange Commission ("SEC") in order to deregister any and all shares of common stock, no par value, of the Company (the "Common Stock") that were registered for issuance under the Registration Statements and that remain unsold under the Registration Statements:
 (1) Registration Statement on Form S-8 (No. 333-116685), which was filed with the SEC on June 21, 2004, pertaining to the registration of 200,000 shares of Common Stock reserved for future issuance under the Trinity Capital Corporation 1998 Stock Option Plan; and
 (2) Registration Statement on Form S-8 (No. 333-126980), which was filed with the SEC on July 28, 2005, pertaining to the registration of 500,000 shares of Common Stock reserved for future issuance under the Trinity Capital Corporation 2005 Stock Incentive Plan and 500,000 shares of Common Stock reserved for future issuance under the Trinity Capital Corporation 2005 Deferred Income Plan.
 Pursuant to the Agreement and Plan of Merger, dated as of November 1, 2018, between the Company and its wholly-owned subsidiary, Los Alamos National Bank, and Enterprise Financial Services Corp ("Enterprise") and its wholly-owned subsidiary, Enterprise Bank & Trust, the Company merged with and into Enterprise (the "Merger"), with Enterprise surviving the Merger. As a result of the Merger, each share of the Company's voting and non-voting common stock has been converted into the right to receive (i) 0.1972 shares of Enterprise common stock and (ii) $1.84 in cash, without interest, with any fractional shares paid in cash. The Merger became effective on March 8, 2019.
In connection with the closing of the Merger, the Company is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended to reflect the deregistration of such securities.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Alamos, in the State of New Mexico, on the 8th day of March, 2019.

TRINITY CAPITAL CORPORATION

Dated: March 8, 2019	By:	/s/ John S. Gulas
John S. Gulas, President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 Under the Securities Act of 1933, as amended.